Exhibit 10.23

PLATFORM LICENSE AGREEMENT

PLATFORM LICENSE AGREEMENT (“Agreement”), dated as of November 5, 2020 (the “Effective Date”), by and among Markets on Main, LLC, a Florida limited liability company (“LICENSOR”), and Honey Badger Media, LLC, a Nevada limited liability company (“LICENSEE”).

WHEREAS, LICENSOR owns or has exclusive rights to business contracts, product fulfilment opportunities, production agreements, and related technologies listed on Schedule A hereto (the “Platform”);

WHEREAS, LICENSEE is digital media and product distribution company;

WHEREAS, LICENSOR desires to grant a perpetual, non-exclusive license to LICENSEE to operate the Platform, fulfilment opportunities and its related technologies on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of License.

1.1. License. LICENSOR hereby grants to LICENSEE a perpetual, non-exclusive, license (the “License”) to implement and commercialize the platform and assets connected with the Platform, including, but not limited to, the right to use all of LICENSOR’s intellectual property rights comprising the Platform, owned by or licensed to LICENSOR that are utilized as part of the Platform (“Licensed Related Assets”), as set forth in Exhibit A.

2. License Fee. In consideration for the License, LICENSEE shall:

2.1. Pay to LICENSOR a fee equal to twenty percent (20%) of the Net Profits generated from LICENSEE’s clients through the Platform and Licensed Related Assets.

(a) Net Profits shall be defined as gross revenues invoiced and charged for products and/or services generated from the exploitation of the Program less all costs and expenses incurred by or on behalf of LICENSOR in connection with the Program, Licensed Related Assets and related goods and/or services.

(b) Net Profits shall be calculated on monthly basis and be paid based on net cash receipts, within fifteen (15) days after the close of the preceding month.

3. Deliveries.

3.1. Closing. The consummation of the grant of the License, and the other transactions contemplated hereby, shall take place through the exchange of electronic signatures of this Agreement and the other documents set forth in Section 3.2, below, but shall be deemed to have closed on the Effective Date (the “Closing”). The parties shall continue to fulfill the covenants contained herein at and following the Closing and subject to any applicable time periods and deadlines prescribed hereby.

4. Representations and Warranties of LICENSOR. To induce LICENSEE to execute this Agreement and consummate the transactions contemplated hereby, LICENSOR represents and warrants to LICENSEE as of the Effective Date and the Closing (unless otherwise stated below):

4.1. Organization, Good Standing, Authorization. LICENSOR is duly organized, validly existing and in good standing under the laws of the state of its Florida. LICENSOR has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. LICENSOR has all corporate power to enter into this Agreement, and Transaction Agreements. The Transaction Agreements have been duly executed and delivered by LICENSOR as required and constitutes the legal, valid and binding obligations of LICENSOR, enforceable against it in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.2. No Violation. The execution, delivery, compliance with and performance by LICENSOR of the Transaction Agreements does not and will not: (a) violate or contravene the certificate or articles of incorporation or by-laws as amended to date (the “Charter Documents”) of LICENSOR; and (b) to the knowledge of LICENSOR, violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, the “Applicable Law”) to which LICENSOR is subject.

4.3. No Conflict. The execution, delivery, compliance with and performance by LICENSOR of the Transaction Agreements does not and will not (a) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any security interest, pledge, hypothecation, lien, charge, lease, license, sublicense, encumbrance, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership (“Encumbrance”) on any of the License Related Assets pursuant to, any agreement, any license, permit, franchise or other instrument or arrangement to which LICENSOR is a party or by which any of the License Related Assets is bound or affected.

4.4. Title and Rights. LICENSOR is authorized to perform all rights in and to the Platform and Licensed Related Assets and has good and valid access to all of the Licensed Related Assets free and clear of any, or any obligation to grant any, Encumbrances, as necessary to grant the License and consummate the other transactions contemplated hereby. LICENSOR has the right to grant to LICENSEE the License contemplated by this Agreement without the consent of any other party. No other party has any claim to ownership of the Platform or the Accounts Receivable, the revenues generated thereby or any other economic rights therein.

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4.5. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Prior to the Closing, LICENSOR has conducted and shall conduct its business with respect to the License Related Assets only in the ordinary course of business and there has not occurred:

(a) any litigation or claims with respect to the License Related Assets;

(b) the imposition of any Encumbrance on any of the License Related Assets other than in the ordinary course of business consistent with past practice; or

(c) an agreement to do or engage in any of the foregoing or any taking of any action or course of action inconsistent with compliance with the covenants and agreements contained in this Agreement.

4.6. No Brokers. LICENSOR has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

4.7. Intellectual Property. LICENSOR owns or has enforceable, exclusive and transferrable rights to use the Licensed Related Assets and intellectual property for the Platform. All Licensed Related Assets are valid and enforceable, and all registrations of LICENSOR for the Platform are subsisting and in full force and effect. LICENSOR has taken all necessary steps to maintain and enforce the rights under the Licensed Related Assets. The Platform and Licensed Related Assets are not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by LICENSOR. To the extent that the Platform and any Licensed Related Asset has been conceived, developed or created by any other person, such person has transferred to LICENSOR the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment. To the knowledge of LICENSOR, the Platform and Licensed Related Assets do not infringe or misappropriate the intellectual property of any third party. To the knowledge of LICENSOR, none of the Licensed Related Assets is being infringed, misappropriated or otherwise violated by any other person.

4.8. Agreements, Contracts and Commitments. Each contract and agreement to which LICENSOR is party and that relate to the License Related Assets was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of LICENSOR, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the knowledge of LICENSOR, no other party to any such contract or agreement is the subject of a bankruptcy or insolvency proceeding. True, correct, and complete copies of all such contracts and agreements have been made available to LICENSEE. Neither LICENSOR, nor to the knowledge of LICENSOR, any other party thereto is in breach of or in default under, and, to the knowledge of LICENSOR, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any such contract or agreement.

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4.09. Compliance with Laws. LICENSOR has operated its business in compliance with all Applicable Law, except where any failure to so comply would not have a materially adverse effect on the License Related Assets, its subsidiaries or the transactions contemplated by this Agreement.

4.10. Legal Proceedings. There are no actions, suits, litigation, proceedings or investigations pending or, to LICENSOR’s knowledge, threatened by or against LICENSOR that would reasonably have a material adverse effect on the License Related Assets, or which would prevent LICENSOR from consummating this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby, and, to LICENSOR’s knowledge, LICENSOR has not received any written or oral claim, complaint, threat or notice of any such proceeding or claim.

5. LICENSEE’s Representations and Warranties. To induce LICENSOR to execute this Agreement and consummate the transactions contemplated hereby, LICENSEE hereby represents and warrants to LICENSOR as of the Effective Date and the Closing (unless otherwise stated below):

5.1. Organization, Good Standing, Authorization. LICENSEE is duly organized, validly existing and in good standing under the laws of the State of Nevada. LICENSEE has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. LICENSEE has all corporate power to enter into this Agreement, and the Transaction Agreements. The Transaction Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by LICENSEE and will constitute the legal, valid and binding obligations of LICENSEE, enforceable against LICENSEE in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2. No Violation; Consents. The execution, delivery, compliance with and performance by LICENSEE of this Agreement and the other Transaction Agreements does not and will not: (a) violate or contravene the Charter Documents of LICENSEE; and (b) to the knowledge of LICENSEE, violate or contravene any Applicable Law to which LICENSEE is subject.

5.3. No Brokers. LICENSEE has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

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5.4. Legal Proceedings. There are no actions, suits, litigation, proceedings or investigations pending or, to LICENSEE’s knowledge, threatened by or against LICENSEE that would reasonably have a material adverse effect on LICENSEE or its financial results, operations or assets, or which would prevent LICENSEE from consummating this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby, and, to LICENSEE’s knowledge, LICENSEE has not received any written or oral claim, complaint, threat or notice of any such proceeding or claim.

5.5. Compliance with Laws. LICENSEE has operated its business in compliance with all Applicable Law, except where any failure to so comply would not have a materially adverse effect on LICENSEE, its subsidiaries or the transactions contemplated by this Agreement.

6. Additional Agreements.

6.1. Right of Offset. Each party to this Agreement shall have a right of offset against the other party to this Agreement of any amounts owed by one party to the other party under this Agreement or the exhibits hereto in order to recoup any liability or expense incurred by such party as a result of the other party’s breach of any representation or warranty or nonperformance of covenant under this Agreement or as a result of any third party claim.

6.2. Ordinary Course. Prior to Closing, LICENSOR shall continue to conduct its business with respect to the Platform consistent with past practice and shall not without the written consent of LICENSEE.

6.3. Protection of Intellectual Property. Each party to this Agreement agrees to take all necessary steps to maintain and enforce the rights to Program Intellectual Property subject to the License, and each party shall promptly inform the other party of any encroachment or infringement of the Program Intellectual Property that comes to such party’s attention. Each party shall cooperate with the other party with any litigation or action to enforce the rights to Program Intellectual Property subject to the License; provided that LICENSOR acknowledges that LICENSEE shall retain any money judgement or settlement resulting from any such litigation or action concerning the rights to Program Intellectual Property subject to the License.

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7. Indemnification.

7.1. Indemnification.

(a) LICENSOR shall indemnify, defend and hold harmless LICENSEE and its officers, directors, shareholders, employees, agents, attorneys and representatives (collectively, the “Representatives”), from and against any and all liabilities, claims and losses (collectively, “Losses”) which may be incurred or suffered by LICENSEE or its Representatives and which may arise out of or result from (a) the breach of any representation, warranty, covenant or agreement of LICENSOR contained in this Agreement by LICENSOR; and (b) LICENSOR’s failure to remit any Accounts Receivable to LICENSEE. Notwithstanding the foregoing, no claim under this Section 7.1(a), may be made unless notice is given pursuant to Section 9.1, below, within 12 months from the date of Closing, with any claim validly given within such time surviving such period for purposes of indemnification hereunder until same is settled or adjudicated without right to appeal; provided, however, that this limitation shall not apply to any claims arising in connection with fraud.

(b) LICENSEE shall, jointly and severally, indemnify, defend and hold harmless LICENSOR and its Representatives, from and against any and all Losses which may be incurred or suffered by LICENSOR or its Representatives and which may arise out of or result from (a) the breach of any representation, warranty, covenant or agreement of LICENSEE contained in this Agreement by LICENSEE; and (b) LICENSEE’s failure to pay any Accounts Payable when and as due. Notwithstanding the foregoing, no claim under this Section 7.1(b), may be made unless notice is given pursuant to Section 9.1, below, within 12 months from the date of Closing, with any claim validly given within such time surviving such period for purposes of indemnification hereunder until same is settled or adjudicated without right to appeal; provided, however, that this limitation shall not apply to any claims arising in connection with fraud or LICENSEE Fundamental Representations.

(c) Notwithstanding anything in this Agreement to the contrary, no party shall have any obligation to indemnify the other under this Article 7 until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 7.1, above, exceeds an amount equal to $25,000 (the “Basket Amount”), whereupon the party receiving indemnification shall be entitled only to receive amounts for Losses in excess of the Basket Amount; provided, however, that this limitation shall not apply to any claims arising in connection with fraud, LICENSOR Fundamental Representations or LICENSEE Fundamental Representations.

7.2. Notice. If a party entitled to indemnification in accordance with Section 7.1 herein (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which the other party is obligated to provide indemnification pursuant to this Agreement (the “Indemnifying Party”), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless such suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.3, below.

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7.3. Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by an individual or entity who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (a) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (b) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance, pledge or hypothecation of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

8. Additional Covenants.

8.1. Confidentiality. At all times after the parties’ full execution of this Agreement, each of the parties hereto will hold, and will cause its officers, directors, shareholders, managers, members, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to any other person, entity or governmental unit for any reason whatsoever the consideration received by either party hereunder (collectively, the “Information”), except to the extent: (a) necessary for such party to consummate and give full effect to the transactions contemplated hereby, (b) such Information is required by order of any court or by law or by any regulatory agency to which either party is subject or in connection with any civil or administrative proceeding (each party agreeing to give prior notice of such required disclosure, to the extent practical, to the other party), (c) such Information is or becomes publicly known other than through actions, direct or indirect, of any party hereto or any such party’s officers, directors, managers, members, representatives, brokers, attorneys, advisers or affiliates, (d) necessary in connection with the enforcement of the terms of this Agreement, (e) required under the Exchange Act or (f) permitted in writing by all parties hereto.

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8.2. Non-Disparagement. Each party hereto shall refrain from publicly commenting to the press unfavorably to anyone about the other party and/or its officers, attorneys, employees, managers or other affiliates which conduct or comment results in a material adverse effect on the business or business prospects of the party which is the subject of such conduct or comment. Notwithstanding the foregoing, nothing in this Agreement shall preclude either party from making truthful statements that are required by applicable law, regulation or legal process.

8.3. Commercially Reasonable Efforts. Each of the parties hereto will use its commercially reasonable efforts to take such actions as are to be taken by such party hereunder prior to Closing; provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder.

8.4. Cooperation. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing.

9. Miscellaneous.

9.1. Notices. All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally; sent by certified mail, return receipt requested, postage prepaid; or sent for next business day delivery by a nationally recognized overnight delivery service as follows:

If to LICENSEE:

Honey Badger Media, LLC

1 West Broad Street

Bethlehem, PA 18018

Attn: Christopher Ferguson, Chief Executive Officer

If to LICENSOR:

Markets on Main, LLC

501 1st Avenue N.

Suite 901

St. Petersburg, FL 33701

Attn: Jimmy Wayne Anderson, President

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Any of the addresses set forth above may be changed from time to time by written notice (given in accordance with this Section) from the party requesting the change. Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission) during normal business hours, or five (5) days after mailing by certified mail, return receipt requested, first class postage prepaid, or one (1) day after deposit for next business day delivery by a nationally recognized overnight delivery service. Email shall not be permitted as a form of notice under the terms of this Agreement.

9.2. Construction. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may be amended only by a writing executed by all of the parties to be bound. The section and subsection headings of this Agreement have been inserted solely for convenience of reference and will not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against the party who drafted this Agreement.

9.3. Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact- or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby, and shall remain valid and enforceable.

9.4. Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof; unless such waiver is set forth in writing and executed by such party.

9.5. Assignment; Binding Effect. LICENSOR may not assign its rights or delegate its obligations hereunder without the consent of the LICENSEE. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

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9.6. Facsimile and Counterparts. This Agreement may be executed by facsimile or electronically and/or simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

9.7. No Joint Venture. Nothing contained in this Agreement will be deemed or construed to create any partnership or joint venture or other relationship between LICENSOR and LICENSEE. No term or provision of this Agreement is intended to be, or will be, for the benefit of any person or entity other than LICENSOR and LICENSEE and their subsidiaries and affiliates.

9.8. Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.9. Applicable Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined by the Court of the State of Nevada. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the courts in the Commonwealth of Pennsylvania for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

9.10. JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

9.11. Entire Agreement. This Agreement and the exhibits and schedules hereto reflect the entire agreement between the parties and supersedes all prior agreements or understanding, oral or written. No amendment change or modification of this agreement shall be binding unless the same shall be in writing and signed by both parties.

9.12. Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to recover all costs of enforcement and litigation, including, without limitation, reasonable attorney’s fees. As used in this Agreement, the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

9.13. Equitable Relief. Each party hereto acknowledges that the other party hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth below.

LICENSOR

MARKETS ON MAIN, LLC,

a Florida limited liability company

By:
Name:	Jimmy Wayne Anderson
Title:	President/Authorized Signatory

LICENSEE

HONEY BADGER MEDIA, LLC,

a Nevada limited liability company

By:	Vinco Ventures, Inc. as Manager

Christopher Ferguson, Authorized Signatory for Manager

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EXHIBIT “A”

PLATFORM AND LICENSED RELATED ASSETS

●	Fulfilment Software License
●	All required assets to manage Software
●	Customer Service Management System
●	Inventory Management System